EXHIBIT 99.2

           [ATMOS ENERGY CORPORATION AND UNITED CITIES
                  GAS COMPANY LOGOS APPEAR HERE]

                          NEWS RELEASE

DATE:  April 9, 1997                  ATMOS MEDIA CONTACT:
                                      Margaret Watson
                                      (972)855-4050

FOR RELEASE:  IMMEDIATELY             ATMOS INVESTOR/
                                      ANALYST CONTACT:
                                      Jack Eversull
                                      (972)855-3729

                                      UNITED CITIES
                                      CONTACT:
                                      Linda Kelley
                                      (615)373-0104 ext.224

         ILLINOIS HEARING EXAMINER ISSUES PROPOSED ORDER
                 ON ATMOS-UNITED CITIES MERGER

Dallas, TX -- Atmos Energy Corporation (NYSE: ATO) and United Cities Gas Company (Nasdaq: UCIT) of Brentwood, Tennessee jointly announced today that the hearing examiner in the regulatory proceeding in Illinois is recommending, in a proposed order, that the Illinois Commerce Commission deny the companies' petition to merge. Although the hearing examiner stated that the proposed structure of the merger was appropriate under Illinois law, he noted that the companies need to provide more information regarding the benefits of the merger to Illinois ratepayers.

     In November 1996, shareholders of both companies approved the merger in which Atmos would be the surviving entity. The merger is subject to receipt of regulatory approvals in 10 of the 13 states in which the combined companies would have operations. To date, the companies have received regulatory approvals in all states requiring approval except Illinois.

     The companies will have an opportunity to respond to the hearing examiner's proposed order within the next two weeks. Following the companies' response, the hearing examiner could modify the proposed order. Thereafter, the hearing examiner's proposed order would be submitted to the Illinois Commerce Commission, which is vested with the regulatory authority in Illinois to approve the merger. At that time, the companies would also have an opportunity to brief the Illinois commission on the merger.

     "While we are disappointed by the hearing examiner's proposed order, we remain hopeful that the hearing examiner will reconsider his findings following submissions of our briefs. We are optimistic that the full Illinois commission will ultimately approve the merger," said Gene C. Koonce, United Cities Chairman, President and Chief Executive Officer.

     Atmos' Chairman, President and Chief Executive Officer, Robert W. Best, said, "We remain fully committed to the completion of the merger at the earliest practicable date. We believe that the Illinois commission will recognize the benefits of this merger to Illinois ratepayers and will ultimately approve the merger."

     United Cities Gas Company distributes natural gas and propane gas to approximately 340,000 customers in 10 states. The company is also engaged in other energy-related business.

     Atmos Energy Corporation provides natural gas service to more than 680,000 customers in Texas, Colorado, Kansas, Missouri, Louisiana and Kentucky through its operating companies - Energas Company, Greeley Gas Company, Trans Louisiana Gas Company and Western Kentucky Gas Company.

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